AGREEMENT OF PURCHASE AND SALE AND ESCROW INSTRUCTIONS

                (STANFORD RANCH CROSSING - ROSEVILLE, CALIFORNIA)

     AGREEMENT made this 31st day of December, 1997, by and between PRICE ENTERPRISES, INC., a Delaware corporation (referred to herein as "Purchaser") and OPUS WEST CORPORATION, a Minnesota corporation (referred to herein as "Seller").

                                    ARTICLE I

                                  TERMS OF SALE

     1.01 Definitions.

          The following terms are used in this Agreement.

          A)  "Capitalization   Rate"  shall  mean  nine  and  929/1000  percent
     (9.929%).

          B) "Closing" shall mean the date that a deed is recorded transferring title to the Real Property from the Seller to the Purchaser or Purchaser's nominee and the Phase I Amount is paid to the Seller.

          C) "Closing Date" shall mean the date the Closing occurs.

          C1) "Cost Plus Lease" is defined in Section 1.03(D)(1).

          D) "Deed"  shall mean a Grant  Deed,  in the form  attached  hereto as
     Exhibit I.

          E) "Effective Date" is defined in Section 6.18.

          F) "Escrow Agent" shall mean:

                     Chicago Title Insurance Company
                     Attn:  Ms. Maggie G. Watson
                     700 South Flower Street, Suite 900
                     Los Angeles, CA  90017
                     Phone:  (213) 488-4315
                     Fax:             (213) 488-4388

          G) "Escrow Deposit" shall mean all amounts deposited by the Purchaser with the Escrow Agent, plus all interest accumulated thereon.

          H) "Fixed First Year Annual Rent" shall mean the fixed pre-determined rent payable for the one-year period, beginning on the date the first monthly installment is due. Excluded from the term Fixed First Year Annual Rent are all contingent and/or

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     variable amounts which may become payable by a tenant under a Phase I Lease or Phase II Lease, including, but not limited to percentage rent, Triple Net Charges and other amounts.

          I) "Fixed Monthly Rent" shall mean the fixed pre-determined monthly rent payable during the lease term, including cost of living or scheduled increases. Excluded from the term Fixed Monthly Rent are all contingent and/or variable amounts which may become payable by a tenant, including, but not limited to percentage rent, Triple Net Charges, and other amounts.

          J) "Improvements" is defined in Section 1.02(A).

          K) "Land" is defined in Section 1.02(A).

          L) "Landlord" shall mean the landlord of a Phase I Lease or a Phase II Lease, as the case may be.

          M) "Law" shall mean any federal, state or municipal statute regulation or ordinance which has jurisdiction over the Property.

          N) "Leases" is defined in Section 1.02(C).

          O) "Monetary Liens" are defined in Section 1.08(A).

          P) "Personal Property" is defined in Section 1.02(B).

          Q) "Purchase Price" is defined in Section 1.03(A).

          R) "Permits" is defined in Section 1.02(D).

          S) "Real Property" is defined in Section 1.02(A).

          T) "Phase I Amount" is defined in Section 1.03(C)(2).

          U) "Phase I Carry Lease" is defined in Section 1.05(A)(1).

          V) "Phase I Carry Cost" is defined in Section 1.05(A)(2).

          W) "Phase I Improvements" shall mean any Improvements existing as of the Closing Date, or otherwise required to be made by the landlord pursuant to a Phase I Lease.

          X) "Phase I Lease" is defined in Section 1.03(C)(1)(a).

          Y) "Phase II Amount" is defined in Section 1.03(D)(1)(a).


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          Z) "Phase II Carry Cost" is defined in Section 1.03(D)(1)(d).

          AA) "Phase II Expiration Date" is defined in Section 1.03(D)(1)(b).

          BB) "Phase II Improvements" is defined in Section 1.03(D)(1)(g).

          CC) "Phase II Lease" is defined in Section 1.03(D)(1)(c).

          CC1) "Phase II Lease Conditions" is defined in Section 1.03(D)(1)(h).

          DD) "Phase II Payment Conditions" is defined in Section 1.03(D)(1)(f).

          EE) "Plans" are defined in Section 1.02(F).

          FF) "Qualified Phase II Lease" is defined in Section 1.03(D)(1)(h).

          GG) "Real Property" is defined in Section 1.02(A).

          HH) "Rent Commencement Date" is the date by which a tenant under a Phase I Lease or Phase II Lease is required to begin paying both its Fixed Monthly Rent and its share of Triple Net Charges.

          II) "Staples Lease" is defined in Section 1.03 (C)(1)(a).

          JJ) "Subject Property" is defined in Section 1.02.

          KK) "Tenant" shall mean a tenant under one of the Leases.

          LL) "Title Commitment" is defined in Section 1.09(A).

          MM) "Title Company" shall mean Chicago Title Insurance Company.

          NN) "Title Documents" is defined in Section 1.09(A).

          OO) "Title Insurance Policy" shall mean an ALTA Owner's Title Policy (10/17/92) with extended coverage.

          PP) "Triple Net Charges" shall mean taxes, insurance and common area maintenance costs required to be paid directly or indirectly by a tenant under a Phase I Lease or a Phase II Lease.


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          QQ) "Vacant Space" is defined in Section 1.03(D)(1)(e).

          RR) "Warranties" are defined in Section 1.02(E).

     1.02 Sale of Property. Seller agrees to sell to Purchaser, and Purchaser agrees to buy from Seller, the following property (collectively, "Subject Property"):

          (A) Real Property. Fee simple interest in certain real estate consisting of approximately 20.2896 acres of land located in the City of
     Roseville, County of Placer, State of California, legally described on Exhibit A attached hereto and depicted on the Site Plan attached hereto as Exhibit B ("Land"), together with (i) all building structures, improvements and fixtures (other than fixtures or other improvements owned by Tenants or utility providers) and currently located on the Land, and the buildings, fixtures and improvements required herein to be constructed and completed by Seller ("Improvements'), and (ii) all rights, privileges, servitudes, easements and appurtenances thereunto belonging or appertaining, including all right, title and interest of Seller, if any, in and to the streets, alleys and rights-of-way adjacent to the Land and Improvements (collectively, "Real Property").

          (B) Personal Property. All fixtures, furniture, equipment and other personal property located upon the Real Property, if any, now or hereafter owned by Seller and used in connection with the operation and or maintenance of the Improvements (the "Personal Property").

          (C) Leases. All rights of Seller under the leases described on Exhibit C attached hereto, together with all amendments or modifications thereto and the Staples Lease if fully executed and delivered by the landlord and tenant therein prior to the Closing ("Leases").

          (D) Permits. Seller's interests in any and all licenses, permits, certificates of occupancy and franchises affecting the Subject Property, to the extent such permits are assignable ("Permits").

          (E) Warranties. Seller's interests in all warranties and guaranties given to, assigned to or benefiting Seller or the Real Property regarding the acquisition, construction, design, use, operation, management or maintenance of the Real Property ("Warranties").

          (F)  Plans.   Seller's   interest  in  and  to  all  final  plans  and
     specifications,  including  but not limited to "As Built" plans


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     (excluding shop drawings)  relating to the construction of the Improvements
     ("Plans").

          (G) Declaration. All rights, obligations, duties and interests of Seller as Declarant under that certain Declaration of Covenants, Conditions and Restrictions for Stanford Ranch Crossing recorded March 26, 1996, in the Official Records of Placer County, California, in Instrument No. 96-016332 (the "Declaration"), accruing on and after the Closing Date.

     Notwithstanding anything to the contrary in this Agreement or any of the Seller's Closing Documents, it is understood and agreed that Seller is not selling or transferring to Purchaser any right, title or interest of Seller to receive payments of any kind, pursuant to that certain Supplemental Development Agreement Parcels 21, 24, 25, 34, 40, 42, 43, 48 and 49 NORTH CENTRAL ROSEVILLE Specific Plan Area dated June 14, 1991, and recorded June 18, 1991, Official Records of Placer County, California, as Instrument No. 91-035023, as amended by that certain Amendment of Supplemental Development Agreement Parcels 21, 24, 25, 34, 40, 42, 43, 48 and 49 NORTH CENTRAL ROSEVILLE Specific Plan Area dated October 20, 1995, and recorded November 7, 1995, in the Official Records of Placer County, California, in Instrument No. 95-059718 (as amended, the
"Development Agreement"). Seller shall retain all rights in and to the Development Agreement, to receive future payments to be made thereunder. Under no circumstances shall the Subject Property or any assets conveyed pursuant to the Seller's Closing Documents include Seller's interest in the Development Agreement to receive future payments.

     1.03 Purchase Price.

          A) Aggregate Purchase Price. Purchaser shall pay Seller a "Purchase Price" for the Subject Property in an amount equal to the sum of the "Phase I Amount" as provided in paragraph (C) below, plus the "Phase II Amount" as provided in paragraph (D) below, provided, however, that the aggregate amount of the Purchase Price shall in no event exceed Twenty Three Million Nine Hundred Seventy-Five Thousand Dollars ($23,975,000.00).

          B) Payment. The Purchase Price shall be payable by the Purchaser as follows:

               1.  Purchaser  shall  deposit  Five  Hundred   Thousand   Dollars
          ($500,000) with Escrow Agent by cash or check within one (1) business days after the date of this Agreement.

               2. Purchaser shall pay the Phase I Amount subject to closing adjustments as provided herein, through escrow, at the time of Closing.


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


               3. Purchaser shall pay the Phase II Amount as provided in paragraph (D)(2) and (3) below herein.

               4. The Escrow Deposit referred to in Section 1.03(B)(1) shall serve to secure Purchaser's obligation to pay certain amounts required of it after the Closing Date, and the parties agree that in absence of a default by Purchaser, the Escrow Deposit shall be released to Purchaser upon the first to occur of the following conditions:

                    a. If the  Staples  Lease  is a Phase I  Lease,  the  Escrow
               Deposit shall be released in full to Purchaser upon the occurrence of the Rent Commencement Date under the Staples Lease;

                    b. If the  Staples  Lease is a Phase II  Lease,  the  Escrow
               Deposit shall be credited against the Phase II Amount due to Seller relating to the Staples Lease and such amount credited shall be paid to Seller upon the Phase II Payment Conditions being satisfied with respect to the Staples Lease; or

                    c. If the Escrow Deposit is not either released to Purchaser under paragraph a. above, or credited against the Phase II Amount as provided in paragraph b. above, by January 1, 1999, for any reason whatsoever (other than Purchaser's default hereunder), then the Escrow Deposit shall be released in full to Purchaser.

          C) Phase I Amount.

     1) For purposes of this Agreement, including, but not limited to this paragraph (C), the following definitions shall apply:

          a) "Phase I Lease" shall mean only: (i) those leases listed on Exhibit C attached hereto; (ii) a certain lease to Staples, Inc. (the "Staples Lease"), in the form and substance, which has been approved by Purchaser and Seller as evidenced by their approval signatures on the first (1st) page of such form lease, provided such lease has been executed and delivered by both Staples, Inc. and the Seller and a copy of such signed lease has been delivered to Purchaser prior to the date of Closing. No other leases, including, but not limited to a lease to Cost Plus, even if executed prior to the Closing Date shall be treated as a Phase I Lease.

          b) "Phase I Tenant" shall mean the tenant under a Phase I Lease.

     2) The "Phase I Amount" shall mean the aggregate amount of Fixed First Year Annual Rent for all Phase I Leases, divided by the "Capitalization Rate". However, in the event that after the Closing Date, the Fixed First Year Annual Rent of one (1) or more Phase I Leases


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


is adjusted upward or downward based upon a determination of the actual floor area of the premises under such lease, then the Phase I Amount shall be increased or decreased, as the case may be, in which case the Purchaser shall pay to the Seller the amount of any increase in the Phase I Amount and the Seller shall pay to Purchaser the amount of any decrease in the Phase I amount, no later than thirty (30) days after the actual floor area with respect to the particular Phase I Lease is determined.

     D) Phase II Amount.

     1) For purposes of this Lease, including this paragraph (D), the following definitions shall apply:

          a) "Phase II Amount" shall mean the amounts payable to Seller under paragraph (D)(2) below.

          b) "Phase II Expiration Date" shall mean June 30, 1999.

          c) "Phase II Lease" shall mean all leases with respect to the Subject Property which are not Phase I Leases and which are executed and delivered between landlord and the tenant of such leases, no later than the Phase II Expiration Date; excluded from the term Phase II Leases are leases of any premises which were covered by Phase I Leases, and which thereafter become available for lease.

          d) "Phase II Carry Cost" shall mean, with respect to each Phase II Lease, the aggregate amount of monthly installments of Triple Net Charges for the period beginning on the Closing Date (assuming for this purpose, that the Rent Commencement Date of each such Phase II Lease had occurred on the Closing Date, even though the Rent Commencement Date does not in fact occur on the Closing Date), until the date the tenant under such Phase II Lease is required to begin paying Triple Net Charges.

          e) "Vacant Space" shall mean that portion of an existing building which has not been leased during the period from the date of Closing until the Phase II Expiration Date (or if leased during such period, such lease was terminated prior to the Rent Commencement Date), and for which no Qualified Phase II Lease was rejected by Purchaser, pursuant to Section 1.03(D)(2)(b).

          f) "Phase II Payment Conditions", with respect to each Phase II Lease, shall mean:

               i. Phase II Improvements as defined in paragraph g below has been substantially completed;


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


               ii. a certificate of occupancy with respect to the Phase II Improvements has been delivered to Purchaser;

               iii. the Rent Commencement Date has occurred;

               iv. a Tenant Phase II Estoppel Certificate substantially in the form attached hereto as Exhibit O (with no material or adverse deviations or disclosures) has been delivered by the Tenant (subject to the right of Seller to execute certain Seller Estoppel Certificates, as contemplated under Section 2.02(C), below, but in the form attached as Exhibit O-1);

               v. (a) The Title Company has provided to Purchaser appropriate written endorsements to Purchaser's title Insurance Policy, which assures that the Phase II Improvements relating to such Phase II Lease are not subject to any mechanics' or materialmen's liens resulting from Seller's construction of such Phase II Improvements (which endorsements shall be subject to any additional title exceptions created or approved by the act or omission of Purchaser, and the premium for which endorsements shall be paid by Seller (to the extent required in Section 3.08, i.e., Seller shall be required to pay the portion of the premium attributable to the CLTA Standard Policy amount only) and (b) Seller has provided to the Title Company an updated survey or new survey to the extent required, if at all, by the Title Company to issue the endorsements described in this paragraph vii.

               vi. Seller has made all payments to the tenant under the Phase II Lease (or to Purchaser if such payments are not yet due) required to be paid by the landlord under such lease for tenant improvements and other purposes.

          g) "Phase II Improvements" shall mean all construction, alterations, changes and improvements required to be made by the landlord under a Phase II Lease.

          h) "Qualified Phase II Lease" shall mean a Phase II Lease duly executed by a tenant and delivered to Purchaser, which meets all of the following standards and conditions (collectively, the "Phase II Lease Conditions"):

          1. Tenant must have a minimum tangible net worth of Five Hundred Thousand Dollars ($500,000), as evidenced by reasonable documentation.

          2. Tenant must have at least five (5) existing store locations.

          3. Tenant must have been in the business for which the premises are being leased for at least five (5) years.


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


          4. The term of the lease, excluding options, must be for a minimum of five (5) years, computed from the date rent commences and a maximum of fifteen (15) years.

          5. There may be options to extend the lease term, provided there may only be two (2) extensions, each of which may not be more than five (5) years.

          6. Maximum payment by the landlord for tenant improvements and any and all other costs shall not exceed Ten Dollars ($10.00) per square foot of floor area of the Premises.

          7. The lease must prohibit the tenant from: (i) violating exclusive uses given to other tenants of the Subject Property, (ii) violating restrictions contained in the leases of other tenants of the Subject Property, and (iii) violating any instruments of record which encumber the Real Property.

          8. The lease must not grant "exclusive use" rights (i) other than as against shop space tenants in Retail A, B or D, as shown on the Site Plan attached as Exhibit B, and (ii) other than in regard to the actual business activities of a Tenant as of the date the Tenant commences business from its premises.

          9. The Fixed Annual Rent (which shall mean the Fixed Monthly Rent multiplied by 12) for the first year, beginning on the Rent Commencement Date (the "First Lease Year"), shall not be less than Sixteen Dollars ($16.00) per square foot of floor area for Retail B; Twenty Dollars ($20.00) per square foot of floor area for Retail D tenants; Eighteen Dollars ($18.00) per square foot of floor area for Retail A tenants; and not more than Twenty-Four Dollars ($24.00) per square foot of floor area of the premises. The Fixed Annual Rent shall increase by a minimum of ten percent (10%) every five (5) Lease Years, during the balance of the lease term including option periods.

          10. After the first lease year, the Fixed Annual Rent for a lease year shall never be less than the Fixed Annual Rent for the previous lease year. ("Lease Year" shall mean each consecutive period of twelve (12) calendar months following the first leased year.)

          11. Tenant must pay for its pro-rata share (based upon a ratio of the floor area of the Tenant's premises to the floor area of the buildings within the Real Property) of all common area expenses (including, but not limited to so-called capital expenditures), taxes and insurance, with no maximum ceiling.

          12. The lease must be subject to all matters of record.


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


          13. There shall be no co-tenancy provision.

          14. The tenant shall have no termination rights (other than in the event of casualty, condemnation or similar event as provided in the Standard Lease, referenced in subparagraph 17, below).

          15. The tenant must commence paying Fixed Annual Rent and all other charges no later than four (4) months after the date Phase II Improvements have been substantially completed.

          16. Any warranty or guaranty with respect to Phase II Improvements shall be limited for a period not to exceed one (1) year from the date such Phase II Improvements are substantially completed.

          17. The Lease must substantially conform to the lease form attached hereto as Exhibit J (the "Standard Lease"), subject to the matters set forth in items set forth in this paragraph A), sub-paragraphs 1-16.

     In the event the Purchaser, at its option, elects to waive any of the above standards or conditions with respect to a particular lease, such waiver shall not be deemed a waiver with respect to any other lease. If any such proposed tenant satisfies the requirements for a tenant of a Qualified Phase II Lease, Seller shall notify Purchaser, within ten (10) days of commencing negotiations with such proposed tenant, of the identity of the proposed tenant. In the event a prospective Phase II Tenant offers to enter into a lease with Purchaser by delivery to Purchaser of a written lease duly executed by such prospective tenant and one or more of the Phase II Lease Conditions are not satisfied, nonetheless the Phase II Conditions shall be deemed satisfied with respect to such lease, provided the failure to satisfy one or more of the Phase II Lease Conditions is not a material deviation with respect to the overall Phase II Lease Conditions as they apply to this prospective tenant and the Subject Property. Purchaser approves the Staples Lease and the Cost Plus Lease as
Qualified Phase II Leases, notwithstanding the deviations from the foregoing criteria.

     In the event Staples, Inc. does not execute the Staples Lease or Cost Plus, Inc. does not execute the Cost Plus Lease, for the premises designated on the Site Plan, then replacement tenants and the leases for such replacement tenants shall not be subject to the criteria for the Qualified Phase II Lease; however, such replacement tenants may be (x) one of the tenants listed on Exhibit P hereto, or (y) subject to Purchaser's sole, absolute and unrestricted discretion, another national or regional tenant, suitable for comparable "retail power centers"; and in either event, subject to a lease agreement with terms and conditions in such leases satisfactory to Purchaser in its sole, absolute and unrestricted discretion. "Cost Plus Lease" shall mean a certain lease to Cost Plus, Inc. in the form and substance which has been approved by Purchaser and Seller as evidenced by their approval signatures on the first page of such form lease.

     Seller agrees to consider in good faith any tenants proposed by Purchaser, and if acceptable to Seller, Purchaser may participate in the commission arrangement, provided Seller shall not be required to pay any commission in excess of the amounts stated in the applicable Seller listing agreements. Purchaser and Seller shall cooperate and communicate with each other in the development and leasing of the undeveloped space and the Vacant Space, with the intent to procure suitable Tenants to lease all available space. Seller shall inform each prospective Phase II Tenant, that Purchaser is the owner of the Subject Property, and Purchaser must execute any lease in order to make it binding, however, Seller shall negotiate the terms of the proposed lease agreements with each prospective Phase II Tenant. Purchaser shall receive from Seller copies (as and when distributed to each tenant), of all correspondence, draft agreements and other information. Seller shall obtain Purchaser's approval of each letter of intent with a prospective Phase II Tenant, before proceeding to negotiate a lease agreement. Purchaser agrees to respond to any request of Seller to approve a leasehold letter of intent, within three (3) days of Purchaser's receipt. Except for Seller's limited authority to discuss non-binding lease terms and conditions as aforementioned, Seller is not an agent of the Purchaser nor may Seller hold itself out as an agent. Seller has no authority on or after the Closing Date to enter into any lease or other agreement with respect to the Real Property on behalf of the Purchaser or on its own behalf; provided, however, Seller may enter into contracts on its own behalf with respect to construction of improvements for Phase I and Phase II Leases, pursuant to Section 1.04 herein.

     2) Subject to the limitations and conditions of paragraphs (3) and (4) below, Purchaser shall make the following Phase II Amount payments to Seller:

          a) Provided all Phase II Payment Conditions with respect to a Phase II Lease have been satisfied, Purchaser shall pay Seller within ten (10) days after the date all such conditions are satisfied, an amount equal to the Fixed First Year Annual Rent for such lease,divided by the Capitalization Rate, reduced by the Phase II Carry Cost for each such lease. In the event the Phase II Lease is terminated for any reason, prior to all of the Phase II Payment Conditions being satisfied and after the Phase II Expiration Date, then within thirty (30) days after such termination, Purchaser shall pay Seller the amount for Vacant Space as provided in Section 1.03(D)(2)(c). If a Phase II Lease terminates prior to its Rent Commencement Date and prior to the Phase II Lease Expiration Date, then Seller shall have an


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


     opportunity to re-lease such space prior to the Phase II Lease Expiration Date.

          b) In the event two (2) counterparts of the Qualified Phase II Lease executed by the Tenant therein are submitted to Purchaser and Purchaser at its option elects not to execute such lease within ten (10) days after receipt of same, then Purchaser shall pay the Seller an amount equal to the Fixed First Year Annual Rent for such Lease, divided by the Capitalization Rate, reduced by the Phase II Carry Cost for each such lease, not later than sixty (60) days after such Qualified Phase II Lease was submitted to Purchaser.

          c) Purchaser shall pay to Seller within thirty (30) days after the Phase II Expiration Date, a sum equal to One Hundred Ten Dollars ($110.00), multiplied by the floor area of the Vacant Space which Seller must have put in "Vanilla Shell" condition as defined in Exhibit K.

          d) In the event the Staples Lease is not executed prior to Closing and the Purchaser does not execute a lease with Staples, Inc. (or a tenant permitted herein as a replacement) after the date of Closing and prior to the Phase II Expiration Date, with respect to the premises referred to in the Staples Lease, then the Purchaser shall pay the Seller within thirty
     (30) days after the Phase II Expiration Date, the sum of $912,000.00 (i.e., 24,000 square feet multiplied by $38.00).

          e) In the event the Cost Plus Lease is not executed prior to Closing and the Purchaser does not execute a lease with Cost Plus (or a tenant herein permitted as a replacement) after the date of Closing and prior to the Phase II Expiration Date, with respect to the Cost Plus Pad Area, designated on the Site Plan attached hereto as Exhibit B, then the Purchaser shall pay the Seller within thirty (30) days after the Phase II Expiration Date, the sum of $718,200.00 (i.e., 18,900 square feet multiplied by $38.00).

     3) No premises or lease shall be considered more than once in determination of the "Phase II Amount."

     4) In the event the Staples Lease is deemed a Phase I Lease, Purchaser's obligation to make any of the payments provided in Section 1.03(D)(2) above shall be suspended until the earlier of the Rent Commencement Date under the Staples Lease or the Phase II Expiration Date. During such period the obligation is suspended, Seller shall be entitled to be paid all Fixed Monthly Rent paid under any Phase II Lease, and Purchaser shall retain the Triple Net Charges. Further, if as of the Phase II Expiration Date, the Rent Commencement Date under the Staples Lease has not occurred, then the parties, no later than July 15, 1999, shall adjust the Purchase Price, and make payments to the other, based upon consideration of the following items: (i) a credit to Purchaser for the portion of the Purchase Price attributable to the Staples Lease (i.e., paid at Closing, based upon its Fixed First Year Annual Rent and the Capitalization
Rate); and (ii) a credit to Seller for the amounts contemplated under subparagraphs 2.a), 2.b), 2.c), 2.d), and (if applicable) 2.e) above.

     1.04 Seller's Development Duties.

     A) Seller shall, at its sole cost and expense, cause the design and construction of all buildings and other improvements required to the be performed by the landlord, pursuant to the terms and conditions of any and all Phase I Leases and Phase II Leases, in accordance with the terms of such leases.

     B) Seller shall, at its sole cost and expense, complete the construction of the buildings and other improvements currently under construction shown on the Site Plan attached hereto as Exhibit B as Retail A, Retail B and Retail D pursuant to the Vanilla Shell specifications set forth on Exhibit K attached hereto, no later than the Phase II Lease Expiration Date, or sooner as may be required by a Phase II Lease.

     C) After Closing, Purchaser shall execute promptly all applications for building permits or other third party approvals, at Seller's cost and expense, which may be required in connection therewith.

     D) After execution of a Phase II Lease by the Purchaser and the tenant thereunder, Seller shall diligently pursue obtaining the tenant's agreement on final plans and specifications for Phase II Improvements as provided in such lease, which must also be approved by the Purchaser. In any situation where the landlord under a Phase II Lease has the right to approve changes proposed to the final plans and specifications for Phase II Improvements, then both Seller and Purchaser shall have the right to approve such proposed changes, such approval not to be unreasonably withheld or delayed. If so approved, then in addition to the sums required to be paid by the Purchaser to Seller with respect to such lease under Section 1.03(D)(2), Purchaser shall pay to Seller an additional sum equal to the cost to Seller of making such changes plus Seller's overhead and profit thereon, as such costs, overhead and profit were quoted to the tenant and approved by Purchaser and agreed to in writing by Purchaser and such tenant, to the extent the landlord under such lease has a right to be reimbursed for such costs, on the earlier of (x) 10 days after receipt of such amount from the tenant, or (y) in conjunction with the payment of the Phase II Amount to Seller for such tenant.

     E) In the event any mechanics' liens are filed against the Subject Property due to Phase II Improvements which Seller does not discharge (by payment, bonding or otherwise) within ten (10) business days after Purchaser gives Seller written notice of same, then
Purchaser may pay or discharge any such liens and the costs so incurred by Purchaser shall be immediately reimbursed by Seller and in addition, Purchaser may off-set such costs against any sum which may be due or become due the Seller.

     F) Upon substantial completion of Phase I Improvements or Phase II Improvements, as the case may be, with respect to a particular lease, Seller warrants to Purchaser such improvements against defective workmanship and/or materials for a period of one (1) year after the date of substantial completion and Seller shall promptly, at its sole cost and expense, repair or replace any defective item occasioned by poor workmanship and/or materials discovered during said one-year period. Performance of such one (1) year warranty shall be Seller's sole and exclusive obligation with respect to defective workmanship and/or materials and Purchaser's rights to enforce such one (1) year warranty shall be Purchaser's sole and exclusive remedy to such defective workmanship and/or materials in limitation of any contract, warranty or other rights, whether expressed or implied, that Purchaser may otherwise have under applicable law. The reference above to "one (1) year" shall be increased to the warranty period in excess thereof, if so provided in any Phase II Lease.

     G) Seller shall, at its sole cost and expense, use reasonable efforts to negotiate for, procure and maintain all required governmental approvals (the "Governmental Approvals") necessary for the commencement and completion of the construction of Phase I Improvements and Phase II Improvements in accordance with the terms and provisions of each Phase I Lease and Phase II Lease (the "Work"). Such Governmental Approvals shall include, but not be limited to, any and all zoning approvals (preliminary and final), plat approvals (preliminary and final), approval of all site plans and specifications, approval of all dedications, acceptance of all components of the Work by the applicable governmental authorities as evidenced by a certificate of occupancy, and any other approvals reasonably appropriate for the performance of the Work. In this connection, Purchaser shall reasonably cooperate with and assist Seller, but Purchaser shall not be required to pay or incur any out-of-pocket costs or expenses in so doing. Seller may not consent to any restrictions or limitations on the future uses or development of the Real Property. The Work shall be performed by Seller (i) in a good and workmanlike manner; (ii) in accordance with the applicable lease and the final plans and specifications prepared in connection therewith; (iii) at Seller's sole cost and expense (except as otherwise provided herein with respect to change orders); and (iv) in accordance with any and all applicable laws, codes, ordinances and regulations, as then presently interpreted and enforced, and the Declaration.

     H) Seller shall promptly pay for all Work in a timely manner before any such payments are delinquent. Seller shall deliver to Purchaser on a timely basis such information as is reasonably requested by Purchaser in order to ensure the payment by Seller when due of all amounts so owing. Seller, throughout the term of the construction of the Work, shall not permit any mechanics' liens, materialmen's liens, construction liens and other liens for labor, services or materials furnished or alleged to have been furnished and/or charged to or for Seller or any contractor or subcontractor of Seller, or any of them, which may be recorded against or otherwise the Subject Property, to attach to or remain against the Subject Property, or any portion thereof, and, within fifteen (15) days of receipt of written notice from Purchaser or any third party of any claim for any such lien, Seller shall cause any and all such liens or claims of lien to be paid, satisfied, released, cancelled, discharged (by bond or otherwise) or vacated. In absence of Seller's cure or release of any such third party lien, then Purchaser shall have the rights set forth in paragraph (E) above.

     I) Upon commencement of any Work and continuing until substantial completion of such Work, Seller shall keep that portion of the Real Property on which such Work is being performed in a reasonably neat, clean and orderly condition, free of waste, debris, trash and rubbish. Seller shall perform such Work so as to prevent injury to, or so as to minimize interference with, Purchaser or the tenants of the Real Subject Property or their respective employees, agents, suppliers, customers or invitees to the extent reasonably practicable. Upon commencement of the Work and continuing until substantial completion of the Work, Seller shall maintain, at its sole cost and expense, fire and extended coverage insurance, on an "All-Risk/Builder's Risk" basis, on the Work, for one hundred percent (100%) of the replacement cost thereof with a carrier holding an AM Best rating of "A". Each policy shall include a waiver of subrogation in favor of Purchaser and shall be the primary policy. In addition, Seller shall procure and maintain, at its sole cost and expense, a policy or policies of liability insurance with limits of liability not less than as set forth below:

        A.       Worker's Compensation     Statutory
                 Employer's Liability      Statutory

        B.       Commercial General        $2,000,000 with respect
                 Liability                 to any one occurrence and
                 Bodily Injury             $1,000,000.00 with respect
                 Property Damage           to the annual policy
                                           aggregate

        C.       Excess Indemnity          $5,000,000.00
                 (Umbrella) Coverage

     Each policy referred to in this paragraph (I) shall name Purchaser as an additional insured. Evidence of the foregoing coverages (either represented by certificates of insurance issued by the applicable insurance carrier(s) or by filing a copy of all policies with Purchaser) must be furnished to Purchaser. Such certificates of insurance shall state that Purchaser will be notified, in writing, thirty (30) days prior to cancellation. If Seller fails to procure the required insurance within ten (10) days notice from Purchaser, then Purchaser shall have the right to procure comparable insurance coverage and the costs so incurred by Purchaser must be immediately reimbursed to Purchaser by Seller.

     J) Seller hereby agrees to indemnify, defend and hold harmless Purchaser from and against any and all claims, demands, liabilities, damages, costs, losses and expenses (including, without limitation, reasonably attorneys' fees) (excepting therefrom any claims, damages, costs, losses or expenses to the extent caused by negligence of Purchaser, or the tenants under the Leases or any of its or their employees or agents) paid, suffered or incurred by Purchaser arising out of or resulting from the performance of the Work, provided that any such claim, damage, cost, loss or expense is (i) attributable to bodily injury, sickness, disease or death, or to injury to or destruction of tangible property (other than the Work itself); and (ii) caused by any negligent act or omission or any wrongful intentional act of Seller, its contractors, subcontractors, suppliers, laborers, agents or employees on or about the Real Subject Property.

     1.05 Seller's Payment of Rent and Carry Costs - Phase I Leases.

     A) For purposes of this Section 1.05, the following definitions shall apply:

          1. "Phase I Carry Lease" is a Phase I Lease whose Rent Commencement Date has not occurred by the date of Closing.

          2. "Phase I Carry Cost" shall mean, with respect to each Phase I Carry Lease, the sum of monthly installments of Fixed Monthly Rent and Triple Net Charges beginning on the Rent Commencement Date, payable during the term of such lease beginning on the Rent Commencement Date.

     B) Beginning on the Closing Date and continuing on the first day of each calendar month thereafter, Seller shall pay to Purchaser an amount equal to the Phase I Carry Cost which would have been required to be paid under each Phase I Carry Lease, assuming, for this purpose, that the Rent Commencement Date of each of such Phase I Carry Lease had occurred on the Closing Date (even though the Rent Commencement Date does not in fact occur on the Closing Date), provided such payments by the Seller to the Purchaser shall terminate on the earlier of
(i) the actual Rent Commencement Date of each of such Phase II Leases or (ii) the Phase II Lease Expiration Date. If the actual Rent Commencement Date is other than the first day of a calendar month, the Phase I Carry Cost for such month shall be pro-rated on a daily basis.

                  C) On the Closing Date, Purchaser shall receive as a credit against the Phase I Amount, a sum equal to the Phase I Carry Cost which will accrue on and after the Closing Date through the month of January, 1998, and accordingly, such credited amounts shall not be paid subsequently.

     1.06 Broker's Fees.

     Seller shall at its sole cost pay for all broker's fees and commissions and broker's expenses relating to Phase I Leases and Phase II Leases, heretofore or hereafter incurred by Seller or Purchaser.

     1.07 Phase II Leases - Exclusive Leasing Rights.

     Subject to the provisions of Section 1.03(D), Seller shall have the exclusive right to procure leases for that portion of the Real Property, which is not subject to a Lease as of the Closing Date. The foregoing exclusive right of Seller shall not include any right to execute any agreements, including
Leases, on behalf of Purchaser, or to otherwise bind Purchaser. Purchaser approves the engagement by Seller, on its own behalf, of Petrovich and Associates as the leasing agent for the Subject Property, however, Purchaser shall have no liability for the commissions payable to such broker.

     1.08 Title.

     A) At Closing, Seller shall deliver through escrow the Deed, conveying to the Purchaser (or its nominee) title to the Real Property in fee simple, free of all mortgages, deeds of trust, mechanic's liens and other monetary liens and encumbrances disclosed in the Title Commitment or by the Title Company prior to Closing, or otherwise known by Seller or imposed upon the Real Property by Seller (referred to herein as "Monetary Liens"), but subject to:

          (i) current real estate taxes and assessments, which are a lien not yet delinquent;

          (ii) the lien of supplemental taxes assessed pursuant to Chapter 3.5 commencing with Section 75 of the California Revenue and Taxation Code ("Code"), but only to the extent that such supplemental taxes are attributable to the transaction contemplated by this Agreement. Seller shall be responsible for, and hereby indemnifies Purchaser and the Subject Property against, any supplemental taxes assessed pursuant to the Code, to the extent that such taxes relate to events (including, without limitation, any changes in ownership and/or new construction) occurring prior to the Closing; and

          (iii) recorded covenants, conditions, restrictions and easements, matters that an accurate survey would disclose (subject to the Purchaser's right of approval pursuant to Section 2.01.A)), and rights of parties in possession, pursuant to the Leases, as approved by Purchaser pursuant to
     Section 2.01.C).

Notwithstanding the retention by Seller of the liability for the taxes described in subpart (ii) above, Seller shall have the right to collect any such amount from the Tenants, to the extent allowed under the applicable Leases.

     B) Except for Monetary Liens, and Seller's obligations with respect to supplemental taxes as aforementioned in paragraph A) above, the Seller shall have no obligation to remove any title exceptions of record which exist on the Effective Date.

     C) Unless and until this Agreement is terminated, Seller shall not cause or permit any liens, covenants, conditions, restrictions, easements or any other matter to encumber the title to the Real Property by record or otherwise, except for real estate taxes and assessments which are not delinquent.

     1.09 Title Commitment - Survey.

     A) Seller shall, at its expense, order a title commitment (the "Title Commitment") with respect to the Property, including all appurtenant easements, with complete and legible copies of all exception instruments referred to therein (referred to collectively as "Title Documents") within one (1) business day after the Effective Date and cause same to be delivered to Purchaser.

     B) Purchaser may, within one (1) business days after the Effective Date, instruct the Escrow Agent to order a Uniform Commercial Code Financing Statement Search covering the Property, the Seller's name and any other possible debtors.

     C) Prior to execution of this Agreement, Seller has delivered to Purchaser a copy of that certain ALTA survey of the Real Property dated May 9, 1996, prepared by Kier & Wright (the "Survey"). Prior to the Contingency Date, Seller shall, at its cost and expense, cause the Survey to be updated (or a new Survey to be prepared) and delivered to Purchaser and the title company. The updated or new Survey shall:

          1) Set forth an accurate description of the Real Property and locate all of the then Improvements;

          2)  Locate  all  the  exceptions  disclosed  in the  Title  Commitment
     (setting forth the book and page or document number of the recorded instruments creating the same), alleys, streets and roads;

          3) Show any encroachments upon or by the Real Property;

          4) Contain a surveyor's certification in favor of Purchaser and the title company and which shall allow the title company to delete or amend any survey exception to be contained in Purchaser's title policy;

          5) Show all dedicated public streets providing access to the Real Property and the municipal address of the Improvements;

          6) Be prepared in conformity with minimum standard detail requirements for land title surveys of the American Land Title Association and the American Congress on Surveying and Mapping; and

          7) Address ALTA/ACSM Table A optional items numbers 1, 2, 3, 6, 7(a), 7(b)(1), 8, 9 and 11.

     1.10 Violations.

     In the event that prior to Closing, Seller becomes aware of any toxic, hazardous waste materials or contaminants on the Property or any other matter affecting the Property which violates any applicable Law, Seller shall within forty-eight (48) hours, but in no event, later than Closing, give Purchaser written notice of such matter.

     1.11 Eminent Domain.

     In the event that prior to Closing proceedings in eminent domain are contemplated, threatened or instituted by any governmental agency, Seller shall give Purchaser written notice of same within forty-eight (48) hours after Seller becomes aware of same, but no later than the time of Closing.

     1.12 Right of Entry.

     Until Closing or termination of this Agreement, whichever occurs first, Purchaser and its agents and designees shall have the right to enter upon the Subject Property at any time and from time to time to perform any and all test and studies Purchaser deems appropriate, including, but not limited to, soils tests. Purchaser hereby agrees to indemnify, defend, and hold Seller completely harmless against any loss, damage, liability, or expense, including reasonable attorneys' fees, arising out of the acts or omissions, or intentionally wrongful acts of the Purchaser or its agents or independent contractors under this Section, or in enforcing this indemnity. If Purchaser does not acquire the Subject Property, Purchaser agrees to promptly repair any damage it causes to the Subject Property.

     1.13 Delivery of Documents.

     Seller has delivered to Purchaser copies of the following documents and materials pertaining to the Real Property:

          A)  Leases.   All  Leases  (including  all  amendments   thereto)  and
     guarantees of Leases.

          B) Building Plans. A complete set of building plans.

          C) Rent Roll. A schedule ("Rent Roll") prepared by Seller as of the first day of the month in which this Agreement is executed, which shall reflect:

               1) the name of each of the Tenants under the Leases;

               2) the amount of any prepaid rent received and held by Seller from each Tenant, the amount of rent and reimbursable expenses payable by each Tenant, and delinquencies, if any; and

               3) the approximate total of square footage occupied by each Tenant.

          D) Tenant Deposits. A list of Tenant deposits held by Seller.

          E) Sales Reports. If in Seller's possession, sales reports of tenant for the period beginning on the date the first tenant opened for business until November 30, 1997.

          F) Tax Statements. The most recent real property tax bills for the Property.

          G) Schedule of Expenses. A schedule reflecting any and all expenses for the ownership, operation, maintenance and repair of the Subject Property by Seller for calendar year 1997, which schedule shall include, without limitation, the following:

               1) annual insurance premiums for all forms of coverage;

               2) real property taxes and assessments;

               3) utility charges, management fees, maintenance and repair costs; and

               4) any and all other costs and expenses incurred in connection with the ownership, operation, maintenance and repair of the Property.

          H) Personal Property List. A detailed list of all Personal Property, if any, to be assigned to Purchaser at Closing, together with a copy of all warranties and guaranties applicable thereto.

          I) Soils and Engineering Reports. All environmental reports, soils reports and engineering reports pertaining to the Property or any portion thereof in the possession of the Seller or its agents.

          J) Maps. Any and all tentative, parcel and/or final maps, certificates of occupancy or any other governmental approved or processed documents relative to the subdivision or occupancy of the Property ("Maps").

          K) Certificates of Occupancy. Copies of all Certificates of Occupancy issued as of the Effective Date.

          L) Warranties. All warranties within Seller's possession or control which will survive Closing.

     1.14 Future Leases.

     After the date of this Agreement and until the earlier of the Closing Date or the termination of this Agreement, Seller will not: (i) enter into any new leases or options to lease with respect to the Real Property; (ii) negotiate extensions or modifications of any Leases with respect to the Real Property;
(iii) accept a voluntary cancellation of any Lease; or (iv) consent to any assignment of a Lease by a tenant, except as otherwise specifically provided herein.

     1.15 Operation of Real Property Prior to Closing.

     Prior to the Closing, Seller shall maintain and operate the Real Property as follows:

          A) Seller, at its sole cost and expense, shall provide or cause to be provided all such services with respect to the Leases that are required to be provided by the Landlord under the Leases.

          B) Seller will not make or permit to be made any material alteration to the Real Property or remove any Personal Property therefrom (unless the Personal Property so removed is simultaneously replaced with new Personal Property of similar quality and utility).

          C) Seller, at its sole cost and expense, will maintain and keep the Subject Property in the same condition and repair as exists on the date of this Agreement, reasonable wear and tear excepted.

          D) Seller shall not commit any act or omission which would cause any of the representations or warranties of Seller contained herein, to become inaccurate or any of the covenants of Seller herein to be breached.

          E) Seller shall not amend, terminate, grant concessions, or enter into any contract that would be an obligation affecting the Real Property or be binding on Purchaser after Closing.

                                   ARTICLE II

                               CONDITIONS OF SALE

     2.01 Initial Conditions.

     Purchaser's obligation to purchase the Subject Property is subject to all of the following conditions being either approved or waived by the Purchaser; any approvals, disapprovals or waivers being made at Purchaser's option, in its sole, absolute and unrestricted discretion:

          A) Title Conditions. Purchaser's obligation to purchase the Property is subject to Purchaser approving (or waiving) all title exceptions (other than printed general exceptions) in the Title Commitment obtained by Purchaser (referred to as "Title Matters") prior to Closing (the "Title Period"). If Purchaser does not notify Seller of its approval or waiver of the Title Matters within the Title Period, this condition shall be deemed failed. Notwithstanding anything herein to the contrary, Seller shall cure all Monetary Liens prior to Closing.

          B) Physical Condition. Purchaser's obligation to purchase the Property is conditioned upon Purchaser approving (or waiving) the physical condition of the Property (including, but not limited to environmental matters). If Purchaser does not notify Seller of its approval or waiver of the physical condition, or notifies Seller of its disapproval prior to Closing, this condition shall be deemed failed.

          C) Lease Approvals. Purchaser's obligation to purchase the Property is conditioned upon Purchaser approving all Tenant Leases, including, but not limited to all terms and conditions thereof. If Purchaser does not notify Seller of its approval or waiver of the Leases or notifies Seller of disapproval prior to Closing, this condition shall be deemed failed.

          D) Miscellaneous. Purchaser's obligation to purchase the Property is conditioned upon the Purchaser being satisfied with respect to all other matters pertaining to the Property, including, but not limited to physical condition, all documents delivered by Seller to Purchaser pertaining to the Property, zoning and economics of owning and operating the Property (the "Miscellaneous Conditions"). If Purchaser does not notify Seller of its approval or waiver of the Miscellaneous Condition or notifies Seller of its disapproval prior to Closing, such condition shall be deemed failed.

     2.02 Purchaser's Closing Conditions.

     Purchaser's obligation to purchase the Subject Property is subject to the following conditions being satisfied at the Closing, each of which is for the benefit of Purchaser and any or all of which may be waived by Purchaser:

          A) The Seller is not in breach of any covenants, warranties, or representations under this Agreement.

          B) At Closing, the Title Company is ready, willing, and able to issue The Title Insurance Policy, in the amount of Twenty-three Million Nine Hundred Seventy-five ($23,975,000) Dollars, insuring that fee title to the Property is vested in the Purchaser (or its nominee) in such condition as provided in Section 1.08(A); with the printed general exceptions of Schedule B being deleted and containing the following endorsements:

               (i)  an  endorsement   regarding   creditors  rights  in  a  form
          acceptable to Purchaser;

               (ii)  an  endorsement   regarding   mechanics  liens  in  a  form
          acceptable to Purchaser;

               (iii) CLTA Form 100 (modified for an owner) or its equivalent for the State in which the Property is located;

               (iv) CLTA Form 116 and 116.1 (referred to the ALTA Survey of the Property) or its equivalent for the State in which the Property is located;

               (v) CLTA Form 103.7 (referring to access to public street) or its equivalent for the State in which the Property is located; and

               (vi) CLTA Form 116.4 (referred to contiguous parcels) or its equivalent for the State in which the Property is located.

               (vii) CLTA Form 101.4 (regarding mechanic's liens for work in progress).

     C) Seller has delivered to Purchaser prior to the Closing, an original Tenant's Estoppel Certificate in the form attached hereto as Exhibit D; with all exhibits referred to therein duly attached; with no changes, additions or modifications thereto, except for the insertion of missing information; and dated no earlier than thirty (30) days prior to the Closing for each Lease, duly executed by the Tenants under the Leases. Notwithstanding the foregoing, with respect to any tenant leasing 10,000 square feet of space or less, if after commercially reasonable efforts Seller is unable to obtain an Estoppel Certificate from such a tenant, Seller shall have the right (without obligation) to execute a Seller's Certificate, in the form attached hereto as Exhibit D-1, and substitute the Seller Certificate in lieu of the required tenant Estoppel Certificate. Further, if Seller or Purchaser subsequently obtains a Tenant-executed Estoppel Certificate, then provided no material deviations or discrepancies are disclosed thereon, it shall be substituted for the Seller Certificate, which shall be returned to Seller. A breach of the Seller Certificate shall entitle Purchaser to avail itself to the rights and remedies provided in this Agreement.

     D) By Closing, Purchaser shall be deemed to have waived any of the conditions of Sections 2.01 and 2.02 or other conditions in this Agreement, not otherwise satisfied.

     2.03 No Waiver of Seller's Representations and Warranties.

     Purchaser's waiver or approval of any conditions under Section 2.01 or 2.02 shall not alter or diminish Seller's express representations and warranties herein, and Purchaser is nevertheless relying on Seller's representations and warranties contained herein, unless such representation or warranty is specifically waived in a written instrument executed by Purchaser.

     2.04 Consideration - Satisfaction of Conditions.

     In consideration of giving Purchaser the option to (a) approve or waive, or
(b) disapprove the conditions set forth in Section 2.01 and Section 2.02, Purchaser shall pay to Seller the sum of One Hundred Dollars ($100.00). Such sum shall be paid upon Closing and credited against the Purchase Price if this transaction closes. If this transaction does not close, such sum shall be paid to Seller from the Escrow Deposit upon termination of the escrow.

                                   ARTICLE III

                            ESCROW - CLOSING MATTERS

     3.01 Escrow Holder.

     This Agreement constitutes joint escrow instructions to the Escrow Agent, instructing it to consummate this sale upon the terms and conditions set forth in this Agreement.

     3.02 Opening of Escrow.

     As soon as practicable after the Effective Date, Seller and Purchaser shall open an escrow with Escrow Agent and shall deposit with Escrow Agent a fully executed counterpart of this Agreement for use as escrow instructions.

     3.03 Purchaser's Funds - Interest-Bearing.

     All Escrow Deposits shall be held in a federally insured interest-bearing account, with all accrued interest credited to the account of the Purchaser until Closing or termination of this Agreement, as the case may be. On any occasion when Escrow Agent is required to pay funds from the Escrow Deposit to either the Seller or Purchaser, it shall transmit such funds by check by United States overnight express mail or, if so instructed by the party entitled to the funds, by federal wire transfer.

     3.04 Purchaser's Deliveries to Escrow.

     Purchaser shall, on or before the Closing, deliver to Escrow Agent:

               A) the balance of the Purchase Price pursuant to Section 1.03(B)(2) by wire transfer of U.S. Federal Funds, to be received in Escrow Agent's trust account prior to 10:00 a.m., P.S.T. on the Closing Date.

               B) a signed list of title exceptions which Purchaser approves pursuant to Section 2.01(A).

               C)  a  signed   statement  from  Purchaser  that  all  conditions
          precedent to Closing, as provided in Article II herein, either have been satisfied or waived by Purchaser.

               D) counterpart original of Assignment and Assumption of Leases, duly signed and acknowledged by Purchaser in a form attached hereto as Exhibit E.

               E) Title Documents. Such affidavits of Purchaser, certificates of value or other documents as may be reasonably required by Title Company in order to record the Seller's Closing Documents and issue the Title Policy required by this Agreement.

               F) Assumption of Declarant's Rights in the Declaration. An Assumption of Declarant's Rights in the Declaration, in the form attached hereto as Exhibit Q (the "Assignment of Declarant's Interest").

     3.05 Seller's Deliveries to Escrow.

     Seller shall, on or before the Closing, deliver to Escrow Agent the following documents (collectively, the "Seller's Closing Documents"):

               A) the Deed, in the form attached hereto as Exhibit I, executed and duly acknowledged by Seller and acceptable for recording.

               B) the Bill of Sale and Assignment, duly executed by the Seller in the form attached hereto as Exhibit F conveying all of Seller's right, title and interest in and to any and all Personal Property, Intangible Personal Property and any assignable warranties or permits (however, any assignment of warranties shall nonetheless reserve for Seller's benefit the right to enforce such warranties, in conjunction with the limited construction warranty provided herein by Seller).

               C) the original Leases (including all amendments), permits, warranties and Building Plans.

               D) a counterpart original of Assignment and Assumption of Leases, duly signed and acknowledged by Seller in a form attached hereto as Exhibit E.

               E) such evidence or documents as may be reasonably required by the title company evidencing the status and capacity of Seller and the authority of the person or persons who are executing the various documents on behalf of the Seller in connection with the sale of the Property.

               F) a copy of the Certification of Non-Foreign Status in the form attached hereto as Exhibit H, executed by Seller.

               G) a letter to all Tenants in the form attached hereto as Exhibit G (the "Tenant Notification Letter") duly executed by Seller (which shall be dated by the Escrow Agent as of the date of Closing).

               H) original Certificates of Occupancy for all buildings which are part of the Real Property.

               I) a proposed settlement statement (for Purchaser's review and approval) which allocates rental income and any expenses to be prorated.

               J) a written statement from Seller disclosing the amount of security deposits, the date for which rent has been paid by each Tenant, and any rent or other receivables due from each Tenant.

     3.06 Closing.

     A) Closing under this Agreement shall take place on or before December 31, 1997 provided all of the conditions of Section 2.01 have been satisfied or waived, subject to the Purchaser's closing conditions of Section 2.02.

     B) Upon Closing, the Escrow Agent shall:

          1) cause the Deed and Assumption of Leases to be recorded in the County where the Property is located.

          2) deliver to Purchaser the following documents:

               (a) Title Insurance Policy.

               (b) Assignment and Assumption of Leases.

               (c) Bill of Sale.

               (d) Original Leases.

               (e) Assignment of Intangible Personal Property.

               (f) Copy of signed Tenant Notification Letter.

               (g) Certificates of Occupancy.

               (h) Assignment of Declarant's Interest in the Declaration.

          3) deliver to Seller originals of all documents of Closing, including:

               (a) Assignment and Assumption of Leases.

               (b) Non-Foreign Affidavit.

          4) after all necessary prorations, adjustments, deductions, and credits, as provided herein, disburse to Seller the balance of the Purchase Price.

     3.07 Prorations.

     A) Real Estate Taxes and Assessments.

     1) All real and personal property taxes and current installments of special assessments for the tax year in which the Closing occurs, levied or assessed against the Property shall be prorated between Purchaser and Seller in a manner to be mutually approved at Closing, based upon the latest tax bills, on a daily basis as of the Closing Date. Seller shall remain liable for any supplemental taxes, as contemplated pursuant to Section 1.08.A).

     2) If, on the Closing Date, the Property or any part thereof shall be or shall have been affected by an assessment or assessments which are or may be payable in annual or more frequent installments of which the first installment is then a charge or lien, or has been paid, then for the purpose of this Agreement, all unpaid installments of any such assessment, which are to become due and payable after Closing, shall be the obligation of the Purchaser, subject to pro-rations under paragraph 1) above for the tax year in which the date of Closing occurs.

     B) Payments Under Leases.

     1) Definitions.  The following definitions shall apply under this paragraph
B).

          (a) "Rentals" shall mean fixed monthly or other periodic rent payments, percentage rent payments, rent increases, operating cost pass throughs (including, but not limited to Triple Net Charges and all other sums and charges payable by a tenant under a lease.

          (b) "Delinquents Rentals" are rentals due on or before the Closing Date, but not yet paid by Tenant.

          (c) "Prepaid Rentals" shall mean Rental payments paid by Tenant on or before the Closing Date to the extent attributable to periods after the Closing Date.

          (d) "Retroactive Rentals" shall mean operating cost pass throughs, percentage rent and other charges accrued but not yet payable by the Tenant to the extent attributable to periods prior to the Closing Date.

          (e) "Security Deposits" shall mean all security deposits held by Landlord under the Lease.

     2) Pro-ration of Rentals and Tenant's Expenses.

     (a) Seller shall be entitled to all Rentals which accrue up to, but not including the Closing Date (the "Seller's Share"). Purchaser shall be entitled to all Rentals which accrue as of the date of Closing and thereafter (the "Purchaser's Share").

     (b) Purchaser shall receive a credit, at Closing, for all Prepaid Rentals

     In calculating the prorations under sub-paragraphs (a) and (b) above, the following shall apply:

          (i) If a tenant has paid Seller Rentals for the cost of insurance which insurance covers a period which includes the period beginning on the date of Closing and thereafter, the Purchaser shall be entitled to a credit for the pro rata portion of such Rentals computed on a daily basis for the period beginning on the date of Closing and thereafter.

          (ii) If a tenant has paid Seller Rentals for estimated common area expenses during the year in which the Closing occurs and such tenant's actual share of such expenses for such year up to and including the date before the Closing is less than the Rental payments for estimated common area expenses, then the Purchaser shall be entitled to a credit in the amount of the difference. However, if such tenant's actual share of such expenses for such year up to and including the day before the Closing is more than the Rental payments for estimated common area expenses, the Purchaser shall pay the Seller the amount of such difference, as a Retroactive Rental under subparagraph (d) below.

          (iii) If a tenant has paid Seller Rentals for real estate taxes, assessments and similar charges (collectively the "Taxes"), during the year in which the Closing occurs which Taxes cover a period which includes the period beginning on the date of Closing and thereafter, the Purchaser shall be entitled to a credit for a pro-rata portion of such Rentals computed on a daily basis for the period beginning on the date of Closing and thereafter.

     (c) Seller shall not receive a credit, at Closing, for Seller's Share of Delinquent Rentals. However, Purchaser shall pay to Seller, immediately, Seller's Share of Delinquent Rentals, if and when collected by the Purchaser. Purchaser shall have no liability or obligation to Seller with respect to Seller's Share of Delinquent Rentals, unless same is collected by the Purchaser. Seller is entitled to collect directly form the delinquent tenant, the Seller's Share of Delinquent Rentals. Purchaser shall not compromise any of Seller's rights to collect Seller's Share of Delinquent Rentals. Both Seller and Purchaser shall cooperate in the collection of Delinquent Rentals.

     (d) Seller shall not receive a credit, at Closing, for Seller's Share of Retroactive Rentals. However, Purchaser shall pay to Seller, immediately, Seller's share of Retroactive Rentals, if and when collected by the Purchaser. Purchaser shall have no liability or obligation to Seller with respect to Seller's Share of Retroactive Rentals, unless same is collected by the Purchaser. Seller is entitled to collect directly from the Tenant the Seller's Share of Retroactive Rentals. Purchaser shall not compromise any of Seller's rights to collect Seller's share of Retroactive Rentals. Both Seller and Purchaser shall cooperate in the collection of Retroactive Rentals.

     (e)  Purchaser  shall  receive  a  credit,  at  Closing,  for all  Security
Deposits.

     (f) Notwithstanding anything to the contrary in this Section 3.07.B)2), all prorations of Triple Net Charges required as of the Closing Date shall be reconciled by Seller and Purchaser outside of escrow within forty-five (45) days after the Closing Date.

     C) Utility Expenses. All utility charges for electricity, gas, sewer and water, not directly metered to a tenant shall be pro-rated as of the Closing on an accrual basis. Seller shall pay all such expenses which accrue up to and including the day prior to the Closing and Purchaser shall pay all such expenses on the day of Closing and thereafter. To the extent possible, Seller and Purchaser shall obtain billings and meter readings for the Closing to aid in such pro-rations.

     3.08 Seller's Closing Costs.

     Escrow Agent shall charge the Seller out of the Purchase Price: (a) the cost of transfer taxes; (b) any amount due Purchaser resulting from prorations;
(c) release fees on any encumbrances; (d) one-half (1/2) of any escrow fee or escrow termination charge; and (e) title insurance premiums for a CLTA title insurance policy.

     3.09 Purchaser's Closing Costs.

     Purchaser shall pay for the following: (a) any amount due Seller resulting from prorations; (b) one-half (1/2) of any escrow fee or escrow termination charge; (c) deed recording fees; and (d) the amount by which the cost of an ALTA extended coverage title insurance policy exceeds the cost of a CLTA title insurance policy plus endorsements.

     3.10 Termination of Escrow.

     In the event this Agreement is terminated, for any reason, Escrow Agent shall deliver all documents and materials deposited by Seller, to the Seller, and deliver to Purchaser all documents, materials, and funds deposited by Purchaser; provided, however, Seller shall be paid from the Escrow Deposit, any amount due under Section 1.12 and, in the event of Purchaser's default, Section 5.01.B) herein. The return of documents, materials, and funds, as aforementioned, shall not affect the right of either party to seek such legal or equitable remedies as such party may have with respect to the enforcement of this Agreement. Upon failure of any condition under Section 2.01 or Section 2.02 herein, this Agreement shall be deemed terminated.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

     4.01 Seller's Representations and Warranties.

     A) In consideration of Purchaser's entering into this Agreement and as an inducement to Purchaser to purchase the Property, Seller makes the following representations and warranties, each of which is material and is being relied upon by Purchaser (and the continued truth and accuracy of which shall constitute a condition precedent to Purchaser's obligations hereunder):

          1) Authority. Seller is a duly formed Minnesota corporation, formerly known as Opus Southwest Corporation; Seller is duly qualified to transact business in the State of California; Seller has the requisite power and authority to enter into this Agreement and to execute and deliver Seller's Closing Documents; this Agreement and Seller's Closing Documents shall have been duly authorized by all necessary corporate action on the part of Seller and shall have been duly executed and delivered as of the Closing Date; the execution, delivery and performance by Seller of this Agreement and Seller's Closing Documents will not conflict with or result in a violation of Seller's articles of incorporation or by-laws or any judgment, order, or decree of any court or arbiter to which Seller is a party; and this Agreement and Seller's Closing Documents shall be valid and binding obligations of Seller and enforceable in accordance with their terms.

          2) Title to Subject Property. Based solely on Seller's existing policy of title insurance for the Real Property, to the best of Seller's knowledge Seller has good and marketable title to the Real Property.

          3) FIRPTA. Seller is not a "foreign person," "foreign partnership," "foreign trust" or "foreign estate" as those terms are defined in Section 1445 of the Internal Revenue Code.

          4) Proceedings. To Seller's knowledge, there is no action, litigation, investigation, condemnation or proceeding of any kind pending or to the knowledge of Seller threatened against any portion of the Subject Property.

          5) Contracts and Warranties. Except as provided herein, there are no contracts for any service or maintenance, equipment leases or other contracts for the operation of the Subject Property, entered into by Seller ("Contracts") affecting the Subject Property after the Closing, except the Leases. There are no warranties affecting the Subject Property other than Seller's warranty contained in Section 1.04(F) hereof, the Warranties contained in the Leases and the Contracts, and third party warranties received by Seller relating to the Subject Property. To Seller's knowledge, there are no agreements with any third parties in connection with the construction of the Subject Property, or the related offsite improvements, which shall be binding upon Purchaser after Closing, or which shall otherwise encumber the Subject Property.

          6) Governmental Approvals. To Seller's knowledge, all Permits, including, without limitation, all licenses, permits, approvals and consents required in connection with the commencement of construction of the Improvements to be constructed under the Leases and the construction thereon performed to date, have been duly issued by the appropriate governmental authorities.

          7) Notices of Violation of Laws. To Seller's knowledge, Seller has not received any written notice of any violation of any law, ordinance or regulation at the Subject Property and Seller has not reason to believe that any authority has issued or contemplates issuing any such written notice.

          8) Condemnation Proceedings. To Seller's knowledge, Seller has not received any written notice of any condemnation or eminent domain proceedings affecting the Real Subject Property, nor has Seller engaged in any negotiations for the purchase of any of the Real Property in lieu of condemnation, and no condemnation or eminent domain proceedings or negotiations have been commenced or threatened in connection with the Subject Property.

          9) Violations of Encumbrances. To Seller's knowledge, Seller is not in default of any of the terms or conditions of the documents listed on the Title Commitment.

          10) Compliance with Building Code. Seller has no knowledge of any violation at the Subject Property of any applicable building codes as interpreted and enforced, as of December 28, 1997, by the governmental bodies having jurisdiction thereof.

          11) Assessments. Except for increases in taxes due to construction of the Improvements or items shown on the Title Commitment, Seller has not received written notice and has no knowledge of any pending improvements, liens, special assessments or special ad valorem taxes or evaluations to be made against the Real Property by any governmental authority which are not the obligations of the tenants, to the extent of such tenants' pro-rata share thereof, under the Leases.

          12) Environmental. Except as set forth in that Phase I Environmental Site Assessment dated April, 1995, prepared by Wallace-Kuhl & Associates, or any other written third party report received by Purchaser, to Seller's knowledge, there is no violation of Environmental Laws related to the Real Property or the presence or release of Hazardous Materials on or from the Real Property. Seller has not manufactured, introduced, released or discharged from or onto the Real Property any Hazardous Materials or any toxic wastes, substances or materials (including, without limitation, asbestos) in violation of any Environmental Laws, and Seller has not used the Property or any part thereof for the generation, treatment, storage, handling or disposal of any Hazardous Materials in violation of any Environmental Laws. The term "Environmental Laws" includes without limitation the Resource Conservation and Recovery Act and the Comprehensive Environmental Response Compensation and Liability Act and other federal laws governing the environment as in effect on the Date of this Agreement together with their implementing regulations and guidelines as of the Date of this Agreement, and all state, regional, county, municipal and other local laws, regulations and ordinances that are equivalent or similar to the federal laws recited above or that purport to regulate Hazardous Materials. The term "Hazardous Materials" includes petroleum, including crude oil or any fraction thereof, natural gas, natural gas-liquids, liquidated natural gas, or synthetic gas usable for fuel (or mixtures of natural gas or such synthetic gas), and any substance, material waste, pollutant or contaminant listed or defined as hazardous or toxins under any Environmental Law.

          13) Utilities. Seller has received no written notice of actual or threatened reduction or curtailment of any utility service now supplied to the Real Property. The utilities reasonably required to satisfy the obligations of "landlord" in each of the Leases are available and connected to the Real Property.

          14) Leases. To Seller's actual knowledge, no tenants have asserted, nor are there any, defenses or offsets to rent currently accruing. Seller has not received any notice of default or breach on the part of the landlord under any Lease.

          B) Seller's Knowledge. For purposes of the foregoing representations and warranties, Seller's knowledge shall be limited to the actual knowledge without inquiry or independent investigation of any one of the following persons: Thomas W. Roberts, Charles J. Vogel, John T. Greer, Robert J. O'Gorman and Anne Loff, each of whom has been employed continuously with the Seller (or an affiliate thereof) since Seller first acquired the Real Property.

          C) Change in Representations. The representations of Seller set forth above in paragraph (A) are made as of the date of execution of this Agreement and are intended to be true and correct as of the Closing. If, subsequent to the date of this Agreement and prior to the date of Closing, either Purchaser or Seller determines that, as a result of facts or subsequent events discovered or arising after execution of this Agreement, any of such representations are no longer true and correct as of such subsequent date, Seller shall not be in breach of this Agreement, provided that the determining party shall promptly and at least one (1) business day prior to Closing deliver notice to the other party in writing ("Change Notice") of such facts or subsequent events and the effect on the applicable representation. Seller shall have the option, but not the obligation, to take steps to cure or correct the situation so that the affected representation will be true and correct as of the Closing, and, if Seller exercises such option, Seller shall identify the corrective action in the Change Notice. If Seller elects to undertake corrective action such that the affected representation will be true and correct as of the Closing, the parties shall proceed with performance under this Agreement and the Closing, provided Seller completes such corrective action prior to the Closing. If Seller does not elect in the Change Notice to undertake such corrective action, then, within one (1) day after Purchaser's receipt of the Change Notice, but in no event later than the Closing Date, Purchaser shall elect, by delivering written notice to the Seller either to: (1) proceed with performance of this Agreement and the Closing; or (2) terminate this Agreement and the Escrow for non-satisfaction of a condition. In the event of termination pursuant to this Section, the Escrow Deposit shall be returned to Purchaser and neither party shall have any further obligation hereunder. For purposes of the foregoing, Purchaser shall not be deemed to have discovered a fact, unless Bob Siordia, Lois Miller or Joe Satz have knowledge of such fact.

          D) Limitation of Seller's Warranties. Seller does not, by the execution and delivery of this Agreement and Seller shall not, by the execution and delivery of any document or instrument executed and delivered in connection with the Closing, make any warranty, express or implied, of any kind or any nature whatsoever, with respect to the Subject Property, and all such warranties are hereby disclaimed, except as set forth in this Agreement, the Grant Deed, the Seller's Certificates, the Seller's Phase II Certificates, and the Seller's Closing Documents. Subject to the foregoing, Seller makes, and shall make, no express or implied warranty of suitability or fitness of the Subject Property for any purpose, or as to the merchantability, title, value, quality, condition or salability of any of the Subject Property. The sale of the Subject Property by Seller to Purchaser shall be "AS IS" and "WHERE IS" and, except as otherwise provided in this Agreement, the Grant Deed, the Seller's Certificates, the Seller's Phase II Certificates, and the Seller's Closing documents, Purchaser is relying solely on the Title Policy as to title matters and the results of its tests and inspections as to the physical condition of the Real Property. Seller will indemnify Purchaser, its successors and assigns, against, and will hold Purchaser, its successors and assigns, harmless from, any expenses or damages, including reasonable attorneys' fees, that Purchaser incurs because of the breach of any of the above representations and warranties, as such representations and warranties may be changed or amended pursuant to paragraph (C) above, whether discovered before or after Closing. Purchaser acknowledges that the Project is within the City of Roseville North Central Community Facilities District No. 1 (the "CFD") and agrees that the property will be acquired subject to the CFD and the lien of special taxes that may be levied by the CFD now or in the future. Purchaser acknowledges receipt of a Notice of Special Tax in the form required by the California Government Code Section 53341.5 at least three (3) days prior to the date of this Agreement.

     PURCHASER HEREBY ACKNOWLEDGES THAT IT HAS READ AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542 ("SECTION 1542"), WHICH IS SET FORTH BELOW:

          "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE WHICH IS KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR."

     BY INITIALING BELOW, PURCHASER HEREBY WAIVES THE PROVISIONS OF SECTION 1542 SOLELY IN CONNECTION WITH THE MATTERS WHICH ARE THE SUBJECT OF THE WAIVERS AND RELEASES SET FORTH IN THIS PARAGRAPH (D).

PURCHASER'S INITIALS:  /s/ JM                SELLER'S INITIALS: /s/ TWR
                      -----------                               ------------

     Seller makes no representation or warranty concerning the accuracy or completeness of any existing reports relating to the Subject Property and delivered to Purchaser (collectively the "Existing Reports"). Purchaser hereby releases Seller from any liability whatsoever with respect to the Existing Reports, including, without limitation, the matters set forth in the

Existing Reports and the accuracy and/or completeness of the Existing Reports. Purchaser acknowledges that it will be purchasing the Property with all faults disclosed in the Existing Reports.

     4.02 Representations and Warranties by Purchaser. Purchaser represents and warrants to Seller that Purchaser is duly incorporated and is in good standing under the laws of the State of Delaware, and is qualified to do business and is in good standing in the State of California; Purchaser has the requisite corporate power and authority to enter into this Agreement and to execute and deliver Purchaser's Closing Documents; such documents shall have been duly authorized by all necessary corporate action on the part of Purchaser and shall have been duly executed and delivered as of the Closing Date; the execution, delivery and performance by Purchaser of such documents shall not conflict with or result in violation of Purchaser's articles of incorporation or bylaws or any judgment, order or decree of any court or arbiter to which Purchaser is a party; and such documents shall be valid and binding obligations of Purchaser and enforceable in accordance with their terms. Purchaser will indemnify Seller, its successors and assigns, against, and will hold Seller, its successors and assigns harmless from, any expenses or damages, including reasonable attorney's fees, that Seller incurs because of the breach of any of the above representations and warranties, whether such breach is discovered before or after Closing.

                                    ARTICLE V

                                    REMEDIES

     5.01 Failure to Close Escrow Due to Default.

     A) Default by Seller. IF THIS SALE IS NOT COMPLETED BECAUSE OF SELLER'S DEFAULT, PURCHASER'S SOLE REMEDY SHALL BE THE RETURN OF THE ESCROW DEPOSIT TOGETHER WITH ANY INTEREST ACCRUED THEREON. THIS AGREEMENT SHALL THEN BECOME NULL AND VOID AND OF NO EFFECT AND THE PARTIES SHALL HAVE NO FURTHER LIABILITY OR OBLIGATIONS HEREUNDER EXCEPT FOR PURCHASER'S OBLIGATIONS TO INDEMNIFY SELLER AND RESTORE THE PROPERTY AS MORE FULLY SET FORTH IN SECTION 1.12. NOTWITHSTANDING ANYTHING CONTAINED HEREIN TO THE CONTRARY, IF SELLER'S DEFAULT IS ITS REFUSAL TO DELIVER THE SELLER'S CLOSING DOCUMENTS, THEN PURCHASER WILL BE ENTITLED TO SUE FOR SPECIFIC PERFORMANCE. NOTWITHSTANDING THE FOREGOING, IN THE EVENT SELLER REFUSES TO DELIVER SELLER'S CLOSING DOCUMENTS TO CONSUMMATE THE SALE, THEN SELLER SHALL BE LIABLE TO PURCHASER FOR ITS REASONABLE AND NECESSARY DUE DILIGENCE EXPENSES, WHICH THE PARTIES AGREE SHALL BE FIXED IN AMOUNT AS LIQUIDATED DAMAGES AT FIFTY THOUSAND AND 00/100 DOLLARS ($50,000.00).

PURCHASER'S INITIALS:   /s/ JM    SELLER'S INITIALS:    /s/ TWR
                      -----------                      -----------

     B) Default by Purchaser. IN THE EVENT OF A DEFAULT OF THE PURCHASER TO CLOSE UNDER THE PROVISIONS OF THIS AGREEMENT, SELLER SHALL RETAIN OUT OF THE ESCROW DEPOSIT AN AMOUNT EQUAL TO ITS REASONABLE AND NECESSARY OUT-OF-POCKET EXPENSES INCURRED IN REGARD TO THIS AGREEMENT, WHICH THE PARTIES HEREBY AGREE SHALL BE FIXED AS LIQUIDATED DAMAGES AT FIFTY THOUSAND AND 00/100 DOLLARS ($50,000.00), AS SELLER'S SOLE RIGHT TO DAMAGES OR ANY OTHER REMEDY, EXCEPT FOR PURCHASER'S OBLIGATIONS TO INDEMNIFY SELLER PURSUANT TO SECTION 1.12 HEREOF. THE PARTIES HAVE AGREED THAT SELLER'S ACTUAL DAMAGES, IN THE EVENT OF A DEFAULT BY PURCHASER, WOULD BE EXTREMELY DIFFICULT OR IMPRACTICAL TO DETERMINE. THEREFORE, BY PLACING THEIR INITIALS BELOW, THE PARTIES ACKNOWLEDGE THAT THE FIFTY THOUSAND AND 00/100 DOLLARS ($50,000.00) LIQUIDATED DAMAGES HAS BEEN AGREED UPON, AFTER NEGOTIATION, AS THE PARTIES' REASONABLE ESTIMATE OF SELLER'S DAMAGES.

PURCHASER'S INITIALS: /s/ JM       SELLER'S INITIALS: /s/ TWR
                      -----------                    -----------

     5.02 Defaults - Other Than Failure to Close Escrow.

     A) In the event Seller defaults with respect to any of its covenants, representations or warranties contained in this Agreement and any instruments delivered by Seller to Purchaser, other than a default in failing to close escrow, for which remedy is provided in Section 5.01(A) herein, the Purchaser shall be entitled to all rights and remedies, at law and equity as provided under law.

     B) In the event Purchaser defaults with respect to any of its covenants, representations, or warranties contained in this Agreement or any documents delivered by Purchaser to Seller, other than a default in failing to close escrow, for which a remedy is provided in Section 5.01(B) the Seller shall be entitled to all rights and remedies, at law and equity as provided under law.

     5.03 Curing Default.

     In the event of a default by either party, the other party shall not be entitled to exercise any remedy for such default unless a notice of default is sent to the defaulting party and the defaulting party fails to cure such default within seven (7) days after receipt of such notice of default.

     5.04 Indemnity.

     Each party agrees to indemnify and hold harmless the other for expenses, liabilities, costs, claims, damages and attorneys' fees (collectively, a "Claim") asserted by a third party against the other party, arising (x) from such indemnifying party's negligent acts or omissions, (y) during the period of ownership of the Subject Property, by the indemnifying party, or (z) from a breach of this Agreement (including the representations and warranties herein) by the indemnifying party. Notwithstanding the foregoing, no party shall have any obligation to indemnify the other for any contingent, speculative or consequential damages, or for defaults under this Agreement for which a specific remedy is provided (including, without limitation, under Sections 1.04.F), and 5.01). Further, Seller shall have no obligation or liability to Purchaser as contemplated under the first sentence of this Section 5.04, for any Claim which is based on the condition of title or the condition of the Subject Property, including in regard to Hazardous Materials or workmanship or design of the Improvements, except to the extent of a breach of the applicable covenants, representations or warranties herein.

                                   ARTICLE VI

                                  MISCELLANEOUS

     6.01 Damage to Property. Until Closing, the risk of loss or damage to the Real Property or any portions thereof by fire, casualty, or any other cause, is assumed by Seller. If, prior to the Closing, all or any part of the Real Property is substantially damaged by fire, casualty, the elements or any other cause, Seller shall immediately give notice to Purchaser of such fact and at Purchaser's option (to be exercised within thirty (30) days after Seller's notice), this Agreement shall terminate, in which event neither party will have any further obligations under this Agreement and the Escrow Deposit shall be refunded to Purchaser. If Purchaser fails to elect to terminate despite such damage, or if the Subject Property is damaged but not substantially, Seller shall promptly commence to repair such damage or destruction and return the Subject Property to its condition prior to such damage. If such damage shall be completely repaired prior to Closing then there shall be no reduction in the Purchase Price and Seller shall retain the proceeds of all insurance related to such damage. If such damage shall not be completely repaired prior to the Closing but Seller is diligently proceeding to repair, then Seller shall complete the repair after the Closing and shall be entitled to receive the proceeds of all insurance related to such damage after repair is completed; provided, however, Purchaser shall have the right to delay the Closing until repair is completed. If Seller shall fail to diligently proceed to repair such damage, then Purchaser shall have the right to require the Closing to occur and the Purchase price shall be reduced by the cost of such repair, or at Purchaser's option, Seller shall assign to Purchaser all right to receive the proceeds of all insurance related to such damage and the Purchase Price shall remain the same. For purposes of this Section, the words "substantially damaged" means damage that would cost Thirty Five Thousand ($35,000.00) Dollars or more to repair.

     6.02 Condemnation. If, prior to the Closing Date, eminent domain proceedings are commenced against all or any part of the Subject Property, Seller shall immediately give notice to Purchaser of such fact and at Purchaser's option (to be exercised within 30 days after Seller's notice), this Agreement shall terminate, in which event neither party will have further obligations under this Agreement and the earnest money, together with any accrued interest, shall be refunded to Purchaser. If Purchaser shall fail to give such notice, then there shall be no reduction in the Purchase Price and Seller shall assign to Purchaser at the Closing Date all of Seller's right, title and interest in and to any award made or to be made in the condemnation proceedings. Prior to the Closing Date, Seller shall not designate counsel, appear in, or otherwise act with respect to the condemnation proceedings without Purchaser's prior written consent.

     6.03 Notices.

     All waivers, elections, options, notices, demands, and consents which either party may be required or may desire to give under this Agreement ("Notice") shall be in writing and shall be effective when telecopied to the fax numbers indicated below, when personally delivered, or when deposited in an official United States Postal Service office or branch or official depository maintained by the United States Postal Service, by certified or registered mail, postage prepaid, return receipt requested, addressed as follows:

         To Purchase at:            PRICE ENTERPRISES, INC.
                                    Attn:  Joseph R. Satz, Esq.
                                    4649 Morena Blvd.
                                    San Diego, CA  92117
                                    FAX  (619) 581-4964

         With a copy to:            Price Enterprises, Inc.
                                    Attn:  Robert Siordia
                                    4649 Morena Blvd.
                                    San Diego, CA 92117
                                    FAX  (619) 581-4964

         To Purchaser at:           OPUS WEST CORPORATION
                                    Attn:  Thomas W. Roberts &
                                           Charles J. Vogel
                                    2415 East Camelback, Suite 800
                                    Phoenix, AZ 85016
                                    FAX  (602) 468-7045

         with a copy to:            OPUS PROPERTIES, L.L.C.
                                    Attn:  Anne E. Loff
                                    700 Opus Center
                                    9900 Brown Road East
                                    Minnetonka, MN 55343
                                    FAX  (612) 936-9808
         with a copy to:            OPUS U.S. CORPORATION
                                    Attn:  Daniel T. Haug, Esq.
                                    2415 East Camelback, Suite 800
                                    Phoenix, AZ 85016
                                    FAX  (602) 468-7045

         with a copy to:            GALLAGHER & KENNEDY, P.A.
                                    Attn:  James B. Connor
                                    2600 North Central Avenue
                                    Phoenix, AZ 85004-3020
                                    FAX  (602) 257-9459

or such other address as either party may hereafter indicate by written notice to the other.

     Notice also may be given by Fed Ex or other overnight courier service, in which event such Notice shall be deemed given on delivery to such courier service.

     6.04 Certification of Non-Foreign Status.

     Before Closing, Seller shall deliver to Escrow Agent a Non-Foreign Affidavit duly executed in the form attached hereto as Exhibit H.

     6.05 Attorneys' Fees.

     If either party hereto files any action or brings any proceeding against the other arising out of this Agreement, or is made a party to any action or proceeding brought by the Escrow Agent, then as between Purchaser and Seller, the prevailing party shall be entitled to recover as an element of its costs of suit, and not as damages, reasonable attorneys' fees to be fixed by the court. The "prevailing party" shall be the party who is entitled to recover its costs of suit, whether or not suit proceeds to final judgment. A party not entitled to recover costs shall not be entitled to recover attorneys' fees.

     6.06 Brokers.

     Seller and Purchaser each represent to the other that neither has nor shall have any obligation to any broker or finder in connection with this transaction, and that no fee or commission is due any broker, finder, or similar person in connection herewith other than Petrovich & Associates (the "Broker"). The Purchaser shall pay any fee due the Broker pursuant to a separate agreement between Seller and Broker. Seller and Purchaser each indemnifies the other and agrees to hold the other harmless from and against any and all claims, demands, liabilities, lawsuits, costs, and expenses (including reasonable attorneys' fees) for any fee or commission due to any other broker, finder, or similar person in connection with this transaction and arising out of the act of the indemnifying party.

     6.07 Integration.

     This Agreement and the exhibits attached hereto shall constitute the entire Agreement between Seller and Purchaser and supersede any and all prior written or oral agreements, representations, and warranties between and among the parties and their agents, all of which are merged into or revoked by this Agreement, with respect to its subject matter.

     6.08 Modification.

     No modification, waiver, amendment, discharge, or change of this Agreement shall be valid unless the same is in writing and signed by the party against which the enforcement of such modification, waiver, amendment, discharge, or change is or may be sought.

         6.09     Severability.

     In the event any term, covenant, condition, provision, or agreement contained herein is held to be invalid, void, or otherwise unenforceable, by any court of competent jurisdiction, such holding shall in no way affect the validity or enforceability of any other term, covenant, condition, provision, or agreement contained herein.

     6.10 Governing Law.

     This Agreement and the obligation of the parties hereunder shall be interpreted, construed, and enforced in accordance with the laws of the State of California.

     6.11 Terminology.

     All personal pronouns used in this Agreement, whether used in the masculine, feminine, or neuter gender, shall include all other genders; the singular shall include the plural and vice versa. "Business Day" means other than Saturday, Sunday, or holiday. In the event that the time for performance of an act under this Agreement falls on a Saturday, Sunday, or holiday, the date for performance of such act shall be extended to the next business day.

     6.12 Counterparts.

     This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original agreement, and all of which shall constitute one agreement by each of the parties hereto to be effective as of the Effective Date.

     6.13 Binding Effect.

     Except as otherwise herein provided, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

     6.14 Assignment.

     Either Seller or the Purchaser may at any time, prior to Closing, assign its rights and obligations under this Agreement, provided such assignment shall not relieve the assignor of its obligations herein and no assignment shall be effective, unless notice is given to the other party herein.

     6.15 Survival of Provisions.

     All covenants, representations and warranties herein are specifically intended to survive Closing.

     6.16 Captions.

     Article and section titles or captions contained herein are inserted as a matter of convenience and for reference, and in no way define, limit, extend, or describe the scope of this Agreement or any provisions hereof. All reference to section numbers herein shall mean the sections of this Agreement.

     6.17 Exhibits.

          The following exhibits are attached hereto:

          Exhibit  A        -       Legal Description of Property
          Exhibit  B        -       Site Plan of Real Property
          Exhibit  C        -       List of Current Leases
          Exhibit  D        -       Form of Tenant Estoppel Certificate
          Exhibit  D-1      -       Seller's Certificate
          Exhibit  E        -       Form of Agreement for Assignment and
                                    Assumption of Leases
          Exhibit  F        -       Form of Bill of Sale and Assignment
          Exhibit  G        -       Form of Tenant Notification Letter
          Exhibit  H        -       Form of Non-Foreign Affidavit
          Exhibit  I        -       Form of Deed
          Exhibit  J        -       Form of Standard Lease
          Exhibit  K        -       Outline Specifications for Vanilla
                                    Shell
          Exhibit  L        -       Notice of Special Tax
          Exhibit  M        -       [Intentionally Omitted]
          Exhibit  N        -       Access Easement Agreement
          Exhibit  O        -       Tenant Phase II Estoppel Certificate
          Exhibit  O-1      -       Seller's Phase II Estoppel Certificate
          Exhibit  P        -       List of Replacement Tenants

          Exhibit  Q        -       Form of Assignment of Declarant's Interest

     6.18 Offer and Acceptance.

     Seller's signature on this instrument constitutes an offer to sell the Property to the Purchaser on the terms and conditions set forth herein. This Agreement shall be binding upon the parties only upon the mutual execution hereof, and the date of such execution shall be referred to herein as the "Effective Date".

     6.19 Access Easement.

     Upon request from Seller given no later than 5 years after the Closing Date, Purchaser agrees, as long as it owns the Subject Property, to execute and grant a reciprocal, non-exclusive access easement (the "Access Easement") to traverse Five Star Boulevard for the benefit of Seller, its affiliates, and their respective agents, tenants, invitees and guests of the Adjacent Parcel located west of, and immediately adjacent to, the Land, provided Seller is the fee owner of such Adjacent Parcel. The form and substance of the Access Easement is attached as Exhibit N. The foregoing shall not be deemed to restrict
Purchaser from entering into easement agreements with any other adjacent property owner.

     6.20 Mello-Roos Notice.

     Attached as Exhibit "L" hereto is a Notice of Special Tax, regarding the community facilities district affecting the Subject Property. No less than three
(3) days prior to Closing, Purchaser shall execute two (2) original copies of said Notice and deliver same to Seller.

     6.21 Copies of Agreement.

     A photocopy or facsimile copy of this Agreement duly executed by both parties shall be valid and binding upon the parties and shall be treated as if the document was an original executed counterpart. The parties shall promptly forward executed originals to the other party.

                        [Signatures appear on next page]

                  Executed as of the date first written above.

SELLER                                      PURCHASER

PRICE ENTERPRISES, INC.                     OPUS WEST CORPORATION



By: /s/ Jack McGroroy                 By: /s/ Thomas W. Roberts
   -----------------------              -------------------------
Jack McGroroy                          Thomas W. Roberts
Its: CEO                               Its: President